Stewart Reports Financial Results for the Second Quarter 2011

HOUSTON, July 28, 2011 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net earnings of $5.9 million, or $0.28 per diluted share, for the second quarter ended June 30, 2011 on revenues of $404.9 million. These results compare to net earnings of $9.4 million, or $0.45 per diluted share, on revenues of $441.5 million for the second quarter ended June 30, 2010.

Pretax earnings before noncontrolling interests for the second quarter 2011 were $5.7 million compared to $18.0 million for the second quarter 2010. Results of operations on a comparative basis were significantly influenced by nonrecurring gains of $7.5 million realized in the second quarter 2010 while the second quarter 2011 incurred a nonrecurring charge of $3.9 million. Absent these items, pretax earnings would have been generally consistent in both periods, even though operating revenues declined 6.1 percent.

Our title office operations continued to improve, and our lender services operation again performed strongly. Commercial revenues continued to show year-over-year growth, as the commercial market rebounds from historic lows. International operations also continued to show solid improvement in operating earnings. Underwriting operations were impacted by an increase in the estimated loss on certain existing large title claims. The quarter was also impacted by a nonrecurring charge of $3.9 million representing the payoff of a defaulted third-party loan on which we had issued a guarantee. Significantly, cash flow generated from operations improved in the second quarter 2011 when compared to the same period in the prior year by more than $40 million to $32.1 million.

For the first six months of 2011, we reported a net loss of $4.4 million ($0.23 per share) versus a net loss of $19.5 million ($1.07 per share) for the same period in 2010, an improvement of 77.7 percent, despite the impact of the two nonrecurring items noted in the second paragraph above. Revenues declined 2.7 percent to $771.3 million in the first six months of 2011 compared to the same period in 2010. However, over the same period, total expenses declined at a higher rate of 4.1%.

Summary results of operations are as follows (dollar amounts are in millions, except for per share amounts):

	Second Quarter		Six Months
	2011 (a)	2010 (b)	2011 (a)	2010 (b)

Total revenues	$404.9	$441.5	$771.3	$792.9
Pretax earnings (loss) before noncontrolling interests	5.7	18.0	(0.7)	(11.8)
Income tax (benefit) expense (c)	(1.9)	5.9	1.2	4.3
Net earnings (loss) attributable to Stewart	5.9	9.4	(4.4)	(19.5)
Net earnings (loss) per diluted share attributable to Stewart	0.28	0.45	(0.23)	(1.07)

(a)

Pretax earnings in the second quarter 2011 include a $3.9 million charge relating to a loan guarantee obligation and a $4.8 million charge relating primarily to changes in the estimated reserves of several existing large title losses.  The six months ended June 30, 2011 also includes first quarter pretax charges totaling $5.7 million relating primarily to changes in the estimated legal costs for existing large title losses.

(b)

Pretax earnings in the second quarter 2010 included pretax gains of $6.3 million primarily relating to the monetization of internally developed software and $1.2 million relating to the buyout of a royalty agreement, as well as a pretax credit of $2.3 million relating to a change in the estimate of a previously recorded reserve for a legal matter.  The second quarter 2010 also includes a $4.5 million pretax charge relating to adjustments to previously recorded large title losses.  The six months ended June 30, 2010 also includes a first quarter $1.2 million pretax gain on the sale of an interest in a subsidiary.

(c)

Income tax expense for the six months ended June 30, 2011 and 2010 includes income tax expense primarily related to taxes in foreign jurisdictions for our profitable international operations and on entities not included in our consolidated returns. We did not recognize a U.S. or state income tax benefit in the year-to-date periods of 2011 and 2010 relating to our pretax losses due to the recording of a valuation allowance against deferred tax assets. The valuation allowance will be evaluated for reversal as we return to profitability. The second quarter 2011 income tax benefit resulted from favorable tax adjustments primarily in our foreign operations.

Total revenues, including the nonrecurring loan payoff charge and gains described in the table above, decreased 8.3 percent in the second quarter 2011 compared with the same period in 2010. Operating revenues decreased 6.1 percent, with title revenues declining 5.5 percent and real estate information (REI) services revenues declining 15.4 percent. The decline in title revenues resulted primarily from declining home sales and a drop in U.S. refinance activity as mortgage interest rates have increased and unemployment rates remain in excess of 9 percent. The second quarter 2010 also benefited from the influence of the $8,000 homebuyer tax credit, which ended in June 2010 and had the effect of motivating new buyers as well as pulling forward home sales that would have otherwise occurred in subsequent quarters of 2010. Partially offsetting some of this decline was a 16.7 percent increase in commercial title premiums in the second quarter 2011 versus the same period in 2010.

Revenues from direct title operations decreased 3.1 percent in the second quarter 2011 compared to the same period in the prior year, but increased 19.1 percent sequentially from the first quarter 2011. Although total orders closed declined 13.7 percent in the second quarter of 2011 compared to the same period in 2010, revenue per closing increased 12.3 percent to $2,469. This increase in overall revenue per order is due to fewer refinance transactions and increased commercial activity. Revenues from independent agency operations decreased 7.2 percent in the second quarter 2011 compared to the second quarter 2010, but increased 11.5 percent sequentially from first quarter 2011. Agency revenues represented 56.3 percent of total title revenues for the second quarter 2011 compared to 57.4 percent for the second quarter 2010 and 57.9 percent for the first quarter 2011. The year to date remittance rate from agencies through the second quarter 2011 was 17.2 percent versus 16.7 percent through the second quarter 2010.

Commercial title revenues grew $3.9 million in the second quarter 2011 to $26.9 million, increasing 16.7 percent for the second quarter 2011 compared with the same period in the prior year and 7.2 percent sequentially from the first quarter 2011. International operations remained strongly profitable due to our Canadian operations. Since beginning operations in Canada in 1988, we have steadily gained market share in the populous eastern provinces, and we now hold a leading position among title insurance underwriters.

Our REI segment continued to perform well, although the second quarter 2011 revenue decreased compared to the second quarter 2010. Demand for loan modification services moderated in the second quarter from the very high levels in the past several quarters, but continues to be strong.

Employee costs declined 2.5 percent in the second quarter 2011 compared to the second quarter 2010, and were 28.9 percent and 27.9 percent of operating revenues for the second quarters 2011 and 2010, respectively. Headcount has declined by more than 190 since June 30, 2010 and approximately 125 since the beginning of 2011, with many of those reductions occurring late in the second quarter. Industry forecasts are for declining market activity in the second half of 2011, and we are planning staff levels accordingly. We also anticipate a continued reduction in employee costs as we move toward deployment of a new and more efficient title production system.

Other operating expenses declined by 5.1 percent in the second quarter 2011 compared to the second quarter 2010. The decline from the second quarter 2010 was primarily related to our ongoing efforts to reduce fixed costs, including insurance and occupancy expenses, as well as a decline in variable costs relating to litigation and bad debts. We do not anticipate significant future reductions in the fixed cost component of these expenses.

Losses from title policy claims decreased 6.6 percent for the second quarter 2011 compared to the same quarter 2010 and increased 12.1 percent compared to the first quarter 2011. As a percentage of title revenues, title losses were 9.2 percent, 9.3 percent and 9.4 percent in the second quarter 2011, second quarter 2010 and the first quarter 2011, respectively. The second quarters of 2011 and 2010 included charges to increase the estimated reserves on existing large claims of $4.8 million and $4.5 million, respectively, and the first quarter 2011 included charges of $5.7 million relating primarily to changes in the estimated legal costs for a previously disclosed claim in litigation. During the second quarter, there was a judgment related to this litigation in the Company's favor. Excluding the impact of these charges, title losses were 8.0 percent, 8.2 percent, and 7.7 percent in the second quarters 2011 and 2010 and first quarter 2011, respectively.

We continue to believe we are on track to return to a normal loss ratio by the end of 2012, as cash claim payments decreased 19.6 percent from the second quarter 2010 and 17.8 percent from the first quarter 2011. Also, losses incurred on known claims for the six months ended June 30, 2011 decreased 18.8 percent compared to the same period in 2010. Incurred losses for the second quarter 2011 decreased 31.2 percent from the second quarter 2010 and 20.3 percent from first quarter 2011.

Cash provided by operations in the second quarter 2011 was $32.1 million compared to cash used in operations of $8.0 million in the second quarter 2010.

As previously announced, in early July our REI group completed the acquisition of a majority ownership interest in PMH Financial which provides REO services, short sale management, collateral valuation, subservicing, loan review and due diligence services to national and regional lenders. As foreclosures are expected to rise significantly in the near term, we are well-positioned to benefit from increasing demand for REO management services. This acquisition greatly enhances our overall lender services offerings and provides a great deal of synergy with a number of Stewart clients and services.

"Currently, new claims filings are fewer in number and lower in average dollar amounts, leading us to anticipate a drop in both claims payments and incurred losses," said Malcolm S. Morris, chairman and co-chief executive officer. "Our main drivers to return title segment operations to ongoing profitability include reducing title losses to a more normal level and achieving a targeted 20 percent remittance rate from agency operations. We are encouraged by the year over year increases in remittance rates from independent agencies, and we continue to see rate increases in some states."

"The combined field title operations and REI group have turned in much improved profit and cash flow performance over the previous year and have now achieved positive results for over two years after corrections made early in the downturn in the real estate market. We have reduced employee expense through off-shore and near-shore outsourcing and will continue that trend as we shift more components of our workflow process to an owned operation in Costa Rica, resulting in significant savings," said Stewart Morris, Jr., president and co-chief executive officer.

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; our ability to successfully consummate acquisitions, and our ability to successfully integrate and manage acquired businesses should opportunities arise; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of litigation claims by large classes of claimants; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries and underwriters as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; our ability to respond to the actions of our competitors; failure to comply with financial covenants contained in our debt instruments; and inability to make scheduled payments on or refinance our indebtedness. We expressly disclaim any obligation to update any forward-looking statements contained in this report to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Revenues:
Title insurance:
Direct operations	165,841	171,200	305,070	300,705
Agency operations	213,829	230,453	405,638	433,024
Real estate information	22,564	26,659	53,949	38,201
Investment income	3,882	5,434	7,742	10,216
Investment and other (losses) gains– net	(1,233)	7,795	(1,101)	10,708
	404,883	441,541	771,298	792,854
Expenses:
Amounts retained by agencies	177,301	191,820	335,748	360,555
Employee costs	116,587	119,532	234,513	233,635
Other operating expenses	64,249	67,694	123,375	132,081
Title losses and related claims	34,984	37,449	66,185	63,786
Depreciation and amortization	4,762	5,677	9,592	11,613
Interest	1,294	1,394	2,572	2,952
	399,177	423,566	771,985	804,622
Earnings (loss) before taxes and noncontrolling interests	5,706	17,975	(687)	(11,768)
Income tax (benefit) expense	(1,942)	5,863	1,189	4,325
Net earnings (loss)	7,648	12,112	(1,876)	(16,093)
Less net earnings attributable to noncontrolling interests	1,708	2,684	2,477	3,442
Net earnings (loss) attributable to Stewart	5,940	9,428	(4,353)	(19,535)

Net earnings (loss) per diluted share attributable to Stewart	0.28	0.45	(0.23)	(1.07)
Average number of dilutive shares (000)	24,326	22,957	19,024	18,289

Segment information:
Title revenues	382,318	414,882	717,350	754,653
Title pretax (loss) earnings before noncontrolling interests	(4,320)	5,438	(27,630)	(25,761)

REI revenues	22,564	26,659	53,949	38,201
REI pretax earnings before noncontrolling interests	10,026	12,537	26,943	13,993

Selected financial information:
Cash provided (used) by operations	32,122	(7,960)	(6,510)	5,643
Title loss payments - net of recoveries	29,529	36,711	65,444	74,766
Other comprehensive earnings	2,380	1,843	1,991	3,833

Number of title orders opened (000):
April	28.2	38.1
May	30.3	32.3
June	32.0	35.7
Quarter	90.5	106.1

Number of title orders closed (000): Quarter	66.8	77.3

			June 30 2011	Dec 31 2010
Stockholders' equity			456,162	448,333
Number of shares outstanding (000)			19,297	18,375
Book value per share			23.64	24.40

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	June 30	December 31
	2011	2010
Assets:
Cash and cash equivalents	115,151	144,564
Cash and cash equivalents – statutory reserve funds	7,534	9,926
Total cash and cash equivalents	122,685	154,490

Short-term investments	39,838	33,457
Investments – statutory reserve funds	395,347	396,317
Investments – other	64,820	54,007
Receivables – premiums from agencies	42,054	45,399
Receivables – other	53,471	52,721
Allowance for uncollectible amounts	(19,079)	(19,438)
Property and equipment	60,391	61,569
Title plants	77,406	77,397
Goodwill	206,861	206,861
Intangible assets	7,706	8,228
Other assets	77,358	70,198

	1,128,858	1,141,206

Liabilities:
Notes payable	7,321	8,784
Convertible senior notes payable	64,425	64,338
Accounts payable and accrued liabilities	75,598	95,666
Estimated title losses	498,514	495,849
Deferred income taxes	26,838	28,236

	672,696	692,873

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	151,931	143,265
Retained earnings	278,314	282,666
Accumulated other comprehensive earnings	15,600	13,609
Treasury stock	(2,666)	(4,330)
Stockholders' equity attributable to Stewart	443,179	435,210
Noncontrolling interests	12,983	13,123
Total stockholders' equity	456,162	448,333

	1,128,858	1,141,206

CONTACT: Ted C. Jones, Director - Investor Relations, +1-713-625-8014, for Stewart Information Services Corporation